Exhibit 21

                           SUBSIDIARIES OF THE COMPANY

Subsidiary Name                                       State of Incorporation

National Heritage Sales Corporation                   Texas

UHC Petroleum Corporation                             Texas

UHC Petroleum Services Corporation                    Texas

UHC New Mexico Corporation                            New Mexico